Exhibit 10.2

On2 Technologies, Inc.
3 Corporate Drive, Suite 100
Clifton Park, NY 12065

February 19, 2009

Wayne A. Boomer, Jr.
38 Winnie Ave,
Ravena, NY 12143

Dear Wayne:

We are pleased to confirm our offer of “at will” employment to you with On2 Technologies, Inc. ("On2").  We have an exciting future and a challenging role for you to fill in helping make our future a success.  The following is our understanding of the terms of your employment:

Position:	Senior Vice President and Chief Financial Officer, reporting to Matthew C. Frost, Interim CEO and COO.

Start Date:
Your employment and appointment to the position described above will commence upon the resignation or termination of On2’s current Chief Financial Officer. However, in order to ensure a smooth transition and begin the process of getting familiarized with our business, we would like to engage you as a consultant working at our Clifton Park office beginning on or about February 26, 2009 for a consulting fee of $666.66 per day. Such consulting services will be performed pursuant to a mutually acceptable consulting agreement.

Salary:
Your salary will be paid at the semi-monthly rate of $6666.66, pro-rated based on date of hire (equivalent to $160,000.00 per annum) less applicable deductions, payable in accordance with On2's payroll policy.

Bonus:	You will be eligible to participate in On2’s senior management bonus plan with a maximum bonus of 20% of annual salary.

Equity Grant:
Subject to approval by On2’s compensation committee, you will receive a restricted stock grant of 175,000 shares of On2 common stock under On2’s 2005 Incentive Compensation Plan. This grant will vest in three equal installments: 1/3 on the first anniversary of your start date, 1/3 on the second anniversary of your start date and 1/3 on the third anniversary of your start date.

Vacation:	15 days per year, pro-rated from your start date for the year 2009.

Performance	You will receive an initial performance review approximately six months
Review:	after your start date, with subsequent performance reviews to be conducted on an annual basis unless otherwise determined by On2.

You will be eligible to participate in our standard employee benefits programs, which will be explained to you on your start date.  Please understand that this offer is contingent upon a satisfactory reference and background check, as well as you producing identification to prove you are eligible to work in the United States.  You will also be required to sign a Non-competition, Non-disclosure, Proprietary Information and Patent and Invention Assignment Agreement.

We are glad you chose to join On2 Technologies, Inc. as a full-time employee.  Please feel free to contact me with any questions.

Sincerely,

/s/ Matthew C. Frost	/s/ Yvonne J. Petro

Matthew C. Frost	Yvonne J. Petro
Interim CEO and COO	Human Resources Director

Offer Accepted	/s/ Wayne A. Boomer

Dated	2/26/09